ITEM 28(h)(xii) - Consent to Assignment of Special Custody and Pledge Agreement for Midas Perpetual Portfolio.

CONSENT TO ASSIGNMENT

This Consent to Assignment is dated October 12, 2012, by and between State Street Bank and Trust Company (“State Street”), Midas Perpetual Portfolio, Inc. (“Fund”), and BNP Paribas, acting through its New York Branch (“BNP”).

WHEREAS, State Street, the Fund, and BNP have entered into a Special Custody and Pledge Agreement dated March 29, 2012 (“Agreement”);

WHEREAS, pursuant to the Agreement and Plan of Reorganization (“Reorganization Agreement”) by and between the Fund and Midas Series Trust (“Trust”) on behalf of Midas Perpetual Portfolio, a segregated portfolio of assets thereof (“New Fund”), dated October 1, 2012, the Fund will transfer all of its Assets to the New Fund as of the Effective Time1; and

WHEREAS, the Fund wishes to assign its contractual rights and obligations under the Agreement to the Trust.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, State Street, the Fund, and BNP agree as follows:

1.  Consent to Assignment.  The Fund may assign its contractual rights and obligations under the Agreement to the Trust, effective October 12, 2012.

1 Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Reorganization Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Consent to Assignment to be executed as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Bruce Donnelly
Name: Bruce Donnelly
Title: Vice President

BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH

By: /s/ M. Andrews Yeo
Name: M. Andrews Yeo
Title: Managing Director

By: /s/ Christopher J. Innes
Name: Christopher J. Innes
Title: Managing Director

MIDAS PERPETUAL PORTFOLIO, INC.

By: /s/ John F. Ramírez
Name: John F. Ramírez
Title: Vice President